Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April __, 2008, by and among TERMINUS, INC., a Nevada corporation (the “Purchaser”), THE BLACKHAWK FUND, a Nevada corporation (the “Company”), and Palomar Enterprises, Inc., a Nevada corporation (the “Seller”). Capitalized terms used in this Agreement without definition shall have the meanings set forth or referenced in Article VIII.

W I T N E S S E T H:

WHEREAS, the Seller is the beneficial and record owner of 10,000,000 shares of Series C Preferred Stock, par value $0.001 per share (collectively, the “Shares”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desire to sell to the Purchaser, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the Closing, all of the Shares owned by the Seller, free and clear of all Liens.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be THREE HUNDRED SIXTY THREE THOUSAND DOLLARS ($363,000).

1.3 Payment of the Purchase Price. The Purchase Price shall be paid by a certified or back check made payable to the Seller, or by wire transfer pursuant to instructions provided by the Seller, at the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTEES

2.1 Representations and Warranties concerning the Company. The Seller and the Company, jointly and severally, hereby represent and warrant to the Purchaser as follows:

(a) Authority. The Company has all necessary power and authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Documents”) to which it is a party, to carry out its obligations hereunder and under any Ancillary Document and to consummate the transactions contemplated hereby and by the Ancillary Documents. All actions, authorizations and consents required by Law for the execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained, including without limitation, the approval of this Agreement and the transactions contemplated by it by the Board of Directors of the Company.

(b) Execution and Delivery. This Agreement has been, and each Ancillary Document to which the Company is a party will be at the Closing, duly authorized, executed, and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of the Company under, (i) any Laws to which the Company or any of its assets are subject, (ii) any permit, judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Company or any of its assets are subject, (iii) the certificate or articles of incorporation or bylaws of the Company, or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Company is a party or by which the Company or any of its assets are bound.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by the Company in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of its obligations hereunder and thereunder.

(e) Organization, Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. The Company has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, to use its name and is duly qualified, licensed, or authorized to do business and in good standing, in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or authorization.  Each such jurisdiction is identified on Schedule 2.1(e). The Company’s corporate minute books reflect all resolutions approved and other actions taken by its shareholders or Board of Directors and any committees thereof since the date of its incorporation. The Seller or the Company have previously delivered to the Purchaser true, correct, and complete copies of the Certificates of Incorporation and Bylaws of the Company, each as currently in effect (collectively, the “Organization Documents”).

(f) Capitalization. The authorized capital stock of the Company consists solely of 4,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 562,293,791 shares are issued and outstanding, 150,000,000 shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of which 30,000,000, and 50,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding as Series A Preferred Stock, 10,000,000 shares are issued and outstanding as Series B Preferred Stock, and 10,000,000 shares are issued and outstanding as Series C Preferred Stock. As of the date hereof, each person owns of record such number, class, and series of capital stock as is set forth opposite such person’s name on Schedule 2.1(f). All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all federal and state securities laws.  No shares of Common Stock are held in treasury. Except as disclosed in Schedule 2.1(f), there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which the Company is or may become obligated to issue, redeem, assign or transfer any shares of capital stock or purchase or make payment in respect of any shares of capital stock of the Company now or previously outstanding, and there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to or any shares of its capital stock. There are no stockholders agreements, voting agreements, or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(g) No Subsidiaries or Other Equity Interests. The Company does not, nor has it ever at any time since its organization, had a direct or indirect Subsidiary or owned, directly or indirectly, any equity, investment or other equity  interest, or any right (contingent or otherwise) to acquire the same, in any other Person.

(h) Reporting Company. The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and its Common Stock is registered pursuant to Section 12(g) of the Exchange Act.

(i) Listing. The Common Stock is quoted on the OTC Bulletin Board.  The Company has not received any oral or written notice that its common stock is not eligible nor will become ineligible for quotation on the OTC Bulletin Board nor that its common stock does not meet all requirements for the continuation of such quotation.  The Company satisfies all the requirements for the continued quotation of its common stock on the OTC Bulletin Board.

(j) SEC Documents; Financial Statements. The Company has filed all SEC Documents required to be filed by it under the Securities Laws, including pursuant to Section 13(a) or 15(d) of the Exchange Act, and for the twelve months preceding the date hereof, such SEC Documents have filed on a timely basis or the Company has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. Except as may have been corrected or supplemented in a subsequent SEC Document, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as may have been corrected or supplemented in a subsequent SEC Document, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Except as may have been corrected or supplemented in a subsequent SEC Document, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such Financial Statements or the notes thereto, or, in the case of unaudited financial statements, as permitted by Item 310(b) of Regulation S-B promulgated under the Securities Act and the Exchange Act, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal,  year-end audit adjustments and the lack of footnotes. The Company has not received any letters of comment from the Staff of the SEC which have not been satisfactorily resolved as of the date hereof.

(k) Material Changes. Since the date of the latest balance sheet included within the SEC Documents, except as specifically disclosed in Schedule 2.1(k), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any Liabilities (contingent or otherwise), (iii) the Company has not materially altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities. The Company does not have pending before the SEC any request for confidential treatment of information.

(l) Internal Control Over Financial Reporting. The Company and its subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.  The Company has no “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the SEC).

(m) Sarbanes-Oxley Act. The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Absence of Undisclosed Liabilities. Except to the extent adequately reflected on or reserved against in the Financial Statements and except for recurring Liabilities incurred in the ordinary course of business consistent with recent past practice, as of December 31, 2007 (the “Balance Sheet Date”), the Company had no direct or indirect Liabilities for any period prior to such date or arising out of transactions entered into or any set of facts existing prior thereto.  Since the Balance Sheet Date, the Company has not incurred any Liabilities except as set disclosed on Schedule 2.1(n).

(o) Ordinary Course. Since the Balance Sheet Date, except as otherwise disclosed on Schedule 2.1(o), the Company has operated its business in the ordinary course consistent with past practice and there has not occurred:

(i) any change in the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(ii) any amendments or changes in any of its Organization Documents;

(iii) any issuance or sale of any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or receipt of any payment based on the value of, its capital stock or any securities convertible or exchangeable into shares of its capital stock (including, without limitation, any stock options, phantom stock or stock appreciation rights) or any adjustment, split, combination or reclassification of its capital stock, or any declaration or payment of any dividend or any distribution on, or any redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(iv) any investment of a capital nature on its own account;

(v) any entering into, amendment of, modification in, relinquishment, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation, except for purchase and sale commitments entered into in the ordinary course of business consistent with recent past practice;

(vi) any waiver, forfeiture or failure to assert any rights of a material value or made, whether directly or indirectly, any payment of any material Liability before the same came due in accordance with its terms;

(vii) any material damage, destruction or loss of the Company’s assets or properties, whether covered by insurance or not;

(viii) any payment of (or any making of oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant or any entry into or alterations of the terms of any employment, consulting or severance agreement with any such person; any payment of any severance or termination pay (other than payments made in accordance with existing plans or agreements); any grant of stock option or issuance of any restricted stock; any entry into or modification of any agreement or Employee Benefit Plan (except as required by law) or any similar agreement;

(ix) any modification of any term of benefits payable under any Employee Benefit Plan;

(x)  (A) any creation, incurrence or assumption of any Liability for borrowed money except those Liabilities incurred in the ordinary course of business consistent with recent past practice, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (C) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

(xi) any material change in the amounts or scope of coverage of insurance policies;

(xii) any merger or consolidation with any other Person, acquisition of any capital stock or other securities of any other Person, or acquisition of all or a significant portion of the assets of any other Person, or acquisition of any assets or properties from any Seller or its affiliate or family member;

 (xiii) any assumption or guarantee of any Liability or responsibility (whether primarily, secondarily, contingently or otherwise) for the obligations of any other Person;

(xiv) any loan, advance (including, without limitation, any loan or advance to any stockholder, officer, director or employee of such Company) or capital contribution to, or investment in, any Person;

(xv) any sale, transfer or lease to others of, any grant, creation or assumption of Liens against, or otherwise disposed of, any of its material assets, whether tangible or intangible;

(xvi) any lapse, failure to take any actions to protect, or any adverse change in respect of any of its Proprietary Rights;

(xvii) any consummation of any other transaction that is not in the Company’s ordinary course of business consistent with recent past practice;

(xviii) any collection of the Company’s accounts receivable, or any payment of the Company’s accounts payable, in each case that is not in the Company’s ordinary course of business consistent with recent past practice; or

(xix) any agreement or commitment, in writing or otherwise, to take any of the actions described in the foregoing subclauses (i) through (xviii).

(p) Title to Assets. Except as disclosed on Schedule 2.1(p), the Company has good and marketable title to all of the tangible and intangible assets owned by it, free and clear of any Liens, and none of such assets are owned by any Person other than the Company.  The Company owns, leases, licenses or otherwise has the contractual right to use all of the assets used in or necessary for the conduct of its business as currently conducted. The Company has delivered to the Purchaser a schedule of the fixed assets of the Company dated within thirty (30) days prior to the date hereof. All personal property owned or leased by the Company, taken as a whole, is in good repair and is operational and usable in the operation of the Company, subject to ordinary wear and tear.

(q) Receivables and Payables. Except as disclosed on Schedule 2.1(q), (i) the accounts and notes receivable reflected on the Financial Statements or arising since the Balance Sheet Date (collectively, the  “Receivables”), are bona fide, represent valid obligations to the Company, and  have arisen or were acquired in the ordinary course of business and in a manner consistent with recent past practice and with the Company’s regular credit practices; (ii) the Company’s provision for doubtful accounts reflected on its Financial Statements or reserved on its books since the Balance Sheet Date has been determined in accordance with the generally accepted accounting principles consistently applied; (iii) the Receivables have been collected or are collectible in full, net of any allowance for uncollectibles recorded on the Financial Statements or properly reserved on its books since the Balance Sheet Date, in a manner consistent with past practice in the ordinary course of business and without resort to litigation; (iv) none of the Receivables is or will at the Closing Date be subject to any defense, counterclaim or setoff; (v) since the Balance Sheet Date, the Company has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables; and (vi) there has been no material adverse change since the Balance Sheet Date in the amounts of Receivables or the allowances with respect thereto, or accounts payable of the Company, from those reflected in the balance sheet of the Company as of such date. The Company has provided to the Purchaser a schedule of aged Receivables and payables for the Company as of a date which is within three (3) business days of the date hereof.

(r) Real Property.

(i) Schedule 2.1(r) sets forth a true and complete list of all real property owned, leased, or otherwise used by the Company, identifying whether it is owned or leased, and if leased, the lessor or other owner thereof (the “Real Property”). Except as set forth on Schedule 2.1(r), the Company does not now own, and has never owned, any real property.

(ii) There is not existing or proposed as a matter of public record or, to the Knowledge of the Company, presently contemplated, any condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property.  None of the existing buildings and improvements which in part comprise the Real Property fails to comply fully with all size, height, set back, use and other zoning restrictions and regulations applicable thereto, including, without limitation, the parking space requirements of all applicable zoning ordinances and regulations. The Company or its landlord has obtained all licenses, permits, approvals, certificates, and other authorizations required by applicable Laws for the use and occupancy of the Real Property as it is currently being utilized. None of the Real Property is subject to any encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation, limitation or other Liens which might in any material respect interfere with or impair the continued use thereof as currently utilized or proposed to be utilized by the Company.

(s) Proprietary Rights.

(i) The Company owns or possesses licenses or other rights to use all trademarks, trade and business names, internet domain names, service marks, service names, copyrights, customer lists, trade secrets and inventions (whether or not patentable) (collectively, “Proprietary Rights”) that are necessary to the conduct of the Company’s business as currently conducted or anticipated.

(ii) Schedule 2.1(s)(ii) sets forth a true and complete list of all trademarks, trade names, service marks, service names, internet domain names, copyrights and patents included in the Proprietary Rights of the Company (identifying which are owned and which are licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements relating thereto.  All filing, registration, maintenance or similar fees payable in connection with each registration (or application therefor) of Proprietary Rights set forth on Schedule 2.1(s)(ii) have been paid and each such registration is valid and in full force and effect.

(iii) Except as disclosed in Schedule 2.1(s)(iii), the Company is not required to pay any royalty, license fee or similar compensation in connection with the conduct of its business as currently conducted.

(iv) The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with the Proprietary Rights of any other Person or committed any acts of unfair competition and no claims have been asserted by any Person alleging such interference, infringement, misappropriation, conflict or act of unfair competition.

(v)  To the Knowledge of the Company, no Person is infringing upon its Proprietary Rights.

(vi) There are no Proprietary Rights developed by any shareholder, director, officer, consultant or employee of the Company that are used in the Company’s business and that have not been transferred to, or are not owned free and clear of any Liens by, the Company.

(t) Material Agreements. Schedule 2.1(t)(1) sets forth a true and complete list, and the Seller has provided to the Purchaser complete copies (including all amendments and extensions thereof and all waivers thereunder) or, if oral, an accurate and complete description, of each of the following, whether written or oral, to which the Company is a party or is otherwise bound (each, a “Material Agreement”):

(i) all loan agreements, indentures, mortgages, notes, installment obligations, capital leases or other agreements or instruments relating to the borrowing of money (or guarantees thereof);

(ii) all continuing contracts or commitments for the future purchase, sale or manufacture of products, materials, supplies, equipment or services requiring payment to or from the Company;

(iii) all contracts with any Governmental Authority;

(iv) all leases, subleases or any other agreements or arrangements under which the Company has the right or license to use any personal property, whether tangible or intangible, owned or licensed by another Person;

(v) all agreements or arrangements under which any other Person has the right or license to use any real property or personal property, whether tangible or intangible, owned, leased or licensed by the Company;

(vi) all contracts or understandings which by their terms restrict the ability of the Company to conduct its business or to otherwise compete, including as to manner or place;

(vii) all joint venture or similar agreements or understandings;

(viii) lease and other agreements pertaining to the Real Property;

(ix) all collective bargaining, employment, severance, consulting, nondisclosure or confidentiality agreements, and agreements requiring a charge of control or parachute payments, or any other type of contract or understanding with any officer, employee or consultant, other than pursuant to Employee Benefit Plans, which is not immediately terminable by the Company without cost or other liability to the Company;

(x) all agreements with sales agents or representatives, wholesalers, distributors and dealers;

(xi) all agreements concerning any Hazardous Materials; and

(xii) all other agreements, without regard to monetary amount, to which the Company has been a party since January 1, 2007.

Except as disclosed on Schedule 2.1(t)(2), the Company is not, and to the Knowledge of the Company, any other party thereto is not, in default under any Material Agreement and no event has occurred or is reasonably expected to occur which (after notice or lapse of time or both) would become a breach or default under, or would otherwise permit modification, cancellation, acceleration, or termination of, any Material Agreement or would result in the creation of or right to obtain any Lien upon, or any Person obtaining any right to acquire, any assets, rights or interests of the Company. Except as disclosed on Schedule 2.1(t)(3):  (i) each Material Agreement is in full force and effect and is a valid and binding obligation of the Company, and, to the Knowledge of the Company, the other parties thereto; (ii) there are no unresolved disputes with respect to any Material Agreement; and (iii) the Company has no reasonable basis to believe that any party to a Material Agreement intends either to modify, cancel or terminate such Material Agreement.

(u) Litigation. Except as disclosed on Schedule 2.1(u), there is no claim, legal action, suit, arbitration, investigation or other proceeding pending, or to the Knowledge of the Company, threatened against or relating to the Company or its assets.  Neither the Company nor any of its assets are subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.  There is currently no investigation or review by any Governmental Authority with respect to the Company pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same.

(v) Compliance with Laws. The Company has all licenses, permits, and other authorizations from all applicable Governmental Authorities necessary or desirable for the conduct of its business as currently conducted or as currently expected to be conducted following the Closing Date. Schedule 2.1(v) hereto sets forth a true and complete list of all such licenses, permits and other authorizations obtained by the Company, each of which is in full force and effect and no violations thereunder have been recorded. The Company is in compliance, and has complied, with all Laws applicable to it and has not received any notice of any violation thereof.

(w) Environmental Matters. Except as disclosed in Schedule 2.1(w):

(i) During the period that the Company has owned, leased, or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities.  There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. § 9601 et seq., as amended (“CERCLA”).

(ii) The operations of the Company and properties that the Company owns, leases, or operates, are in compliance with Environmental Law.  During the time that the Company has owned, leased or operated its properties and facilities, neither the Company nor any other Person has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials which may be considered a violation of applicable Environmental Law.

(iii) During the time that the Company has owned, leased or operated its properties and facilities, there has been no litigation or proceeding brought or, to the Knowledge the Company, threatened against the Company by, or any settlement reached the Company with, any Persons alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

(iv) There are no facts, circumstances or conditions relating to the properties and facilities owned, leased or operated by the Company which could give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

(x) Related Party Transactions. Except as disclosed on Schedule 2.1(x), since January 1, 2005, no Related Party has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with the Company providing for services (other than as an employee of the Company), products, goods or supplies, rental of real or personal property, or otherwise requiring payments from or to the Company.  For purposes hereof, the term “Related Party” shall mean any Seller or a director or officer of the Company or any member of his or her family or any corporation, partnership, limited liability company, other business entity or trust in which he or she or any member of his or her family has greater than a ten percent (10%) interest, or of which he or she or any member of his or her family is an officer, director, general partner, member or trustee.

(y) Insurance. Schedule 2.1(y)(l) sets forth a list of the Company’s insurance policies (including property, casualty, liability (general, professional and directors and officers)  and workers’ compensation), listing for each policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions.  Except as set forth on Schedule 2.1(y)(2), such insurance coverage and coverage amounts are customary for the business engaged in by the Company.  Such policies are currently in full force and effect, all premiums have been paid in full with respect thereto and the Company has not received any notice of termination or modification from the insurance carriers.  All of the Company’s assets are insured, pursuant to the insurance policies described in Schedule 2.1(y)(1),with respect to loss due to general liability, fire and other risks in accordance with good industry practice and consistent with claims historically incurred.  Schedule 2.1(y)(l) also sets forth a true and complete description of any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, if any.

(z) Taxes.

(i) The Company has timely filed with the appropriate taxing authorities all returns and reports in respect of Taxes (“Returns”) required to be filed by it (taking into account any extension of time to file granted to or on the account of the Company).  The information on such Returns is complete and accurate in all material respects.  The Company has paid on a timely basis all Taxes (whether or not shown on any Return) due and payable.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.  As used in this Section 2.1(z), the Company shall mean, individually and collectively, (i) the Company and (ii) any individual, trust, corporation, partnership or other entity as to which the Company may be liable for Taxes incurred by such individual or entity as a transferee or pursuant to any provision of federal, state, local or foreign law or regulation.

(ii) No unpaid (or unreserved in accordance with generally accepted accounting principles applied on a consistent basis) deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority or other Governmental Authority with respect to the Company for any Pre-Closing Period and, to the best knowledge of the Company or the Seller, there are no pending audits, investigations or claims for or relating to any liability in respect of Taxes of the Company, nor has the Company been notified of any request for such an audit, investigation or claim.  The Company has not requested any extension of time within which to file any currently unfiled returns in respect of any Taxes and no extension of a statute of limitations relating to any Taxes is in effect with respect to the Company.

(iii) (1) The Company has made or will make provision for all Taxes payable by it with respect to any Pre-Closing Period which are not payable prior to the Closing Date; (2) the provisions for Taxes with respect to the Company for the Pre-Closing Period are adequate to cover all Taxes with respect to such period; (3) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (4) all material elections with respect to Taxes made by or, to the Knowledge of the Company, affecting the Company as of the date hereof are set forth in Schedule 2.1(z)(iii)(4); (5) the Company is not a “consenting corporation” under Section 341(f) of the Code, or any corresponding provision of state, local or foreign law; (6) there are no private letter rulings in respect of any Tax pending between the Company and any taxing authority; (7) the Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return of any Person other than the Company; (8) the Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (9) the Company is not, and has not been, a real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (10) the Company is not a person other than a United States person within the meaning of the Code; (11) the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes; (12) the Company has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law); (13) the Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income; (14) the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (15) the Company has never been a Subchapter S corporation (as defined in Section 1361(a)(1) of the Code); (16) Schedule 2.1(z)(iii) contains a list of all jurisdictions to which any Tax is properly payable by the Company; (17) the Company is not a personal holding company within the meaning of Section 542 of the Code; (18) the Company has not made an election and is not required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

(aa) Employee Benefit Plans.

(i) Schedule 2.1(aa)(i) lists all Employee Benefit Plans which have been maintained or contributed to by the Company or to which the Company has been obligated to contribute. Except as set forth on Schedule 2.1(aa)(ii), neither the Company nor any of its ERISA Affiliates (as defined below), maintains or has maintained, contributed to or been obligated to contribute to a Pension Plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 2.1(aa)(iii), each Pension Plan and Welfare Plan disclosed on Schedule 2.1(a)(i) has been maintained in compliance with its terms and all material provisions of ERISA and the Code, applicable thereto (including rules and regulations thereunder).

(ii) The Company has delivered or made available to Purchaser prior to the date hereof complete and correct copies of (a) any employment agreements and any procedures and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company (including summaries of any procedures and policies that are unwritten), (b) plan instruments and amendments thereto for all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions, summaries of material modifications and material communications distributed to the participants of each Employee Benefit Plan (and written summaries of any unwritten Employee Benefit Plans, modifications to Employee Benefit Plans and employee communications), (c) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed, (d) where applicable, the most recent (A) opinion, notification and determination letters, (B) actuarial valuation reports, and (C) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan, (e) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication), and (f) any Forms 5330 required to be filed by the Company or any Affiliate, whether related to an Employee Benefit Plan or otherwise.

(iii) Each Pension Plan identified in Schedule 2.1(aa)(i) hereto which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified as of the date of the determination letter set forth on Schedule 2.1(aa)(iii), and the Company is not aware of any fact which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected.  None of the Pension Plans identified in Schedule 2.1(aa)(i) hereto are currently the subject of an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority nor are any the subject of any law suits, complaints, claims or legal proceedings of any kind.

(iv) No “prohibited transaction,” as such term is defined in Section 406 of ERISA, has occurred with respect to any Pension Plan or Welfare Plan identified in Schedule 2.1(aa)(i) hereto which has resulted or may result in Liability to the Company or any of the ERISA Affiliates. No breach of fiduciary responsibility under Part 4 of Title I of ERISA has occurred which has resulted or may result in Liability to the Company such Pension Plan or Welfare Plan. Except as disclosed on Schedule 2.1(aa)(iv), no ERISA Affiliate has incurred any material Liability for any penalty or Tax, nor, to the Knowledge of the Company, does any fact exist which would subject the Company to any penalty or Tax under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D, 5000 of the Code or Section 502 of ERISA with respect to any such Pension Plan or Welfare Plan.

(v) Except as disclosed in Schedule 2.1(aa)(v), each Welfare Plan identified thereon has, to the extent applicable, at all times been in compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA.  Except as disclosed on Schedule 2.1(aa)(v) and except as described in the immediately preceding sentence, none of the Welfare Plans provides or promises post-retirement health or life benefits to current employees or retirees of the Company or its ERISA Affiliates.

(vi) Except as disclosed on Schedule 2.1(aa)(vi), all contributions required to be paid under the terms of each Employee Benefit Plan identified in Schedule 2.1(aa)(i) hereto have been made.  As of and including the Closing Date, the Company shall have made all contributions required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals therefor will have been provided for and will be reflected on an unaudited balance sheet of the Company provided to Purchaser by the Company.

(vii) Except as disclosed in Schedule 2.1(aa)(vii) and in subsection (ix) below, no Pension Plan identified in Schedule 2.1(aa)(i) hereto or trust created thereunder has been terminated or partially terminated by the Company and the Company has no knowledge of any events which would cause a voluntary or involuntary termination of any such Pension Plan.

(viii) Neither the Company nor any of its ERISA Affiliates has maintained or contributed to, been obligated or required to contribute to, or withdrawn in a partial or complete withdrawal from, a “Multiemployer Plan,” as such term is defined in Section 4001(a)(3) of ERISA.

(ix) With respect to each Pension Plan identified in Schedule 2.1(aa)(i) subject to Title IV of ERISA (A) neither the Company nor any ERISA Affiliate has withdrawn from any such Plan during a plan year in which it was a “substantial employer” (within the meaning of Section 4001 (a)(2) of ERISA), (B) neither the Company nor any ERISA Affiliate has filed a notice of intent to terminate any such Pension Plan or adopted any amendment to treat any such Pension Plan as terminated, (C) the PBGC has not instituted proceedings to terminate any such Pension Plan, and no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan, (D) no accumulated funding deficiency, whether or not waived, exists with respect to any such Pension Plan and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Pension Plan, (E) all required premium payments to the PBGC have been paid when due, (F) no reportable event (as described in Section 4043 of ERISA) for which the notice requirements to the PBGC have not been waived, has occurred with respect to any such Pension Plan, (G) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Pension Plan, and (H) as of the last day of the most recent prior plan year, the market value of assets under each such Pension Plan subject to the minimum funding standards equaled or exceeded the present value of benefit liabilities thereunder as determined in accordance with the actuarial valuation assumptions set forth in such Pension Plan.

(x) Except as required by law or by the terms of an Employee Benefit Plan, the Company has not proposed or agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) nor to change any employee coverage which would cause an increase in the expense of maintaining any such Employee Benefit Plan.

(xi) No Employee Benefit Plan provides benefits or payments based on or measured by the value of an equity security of or interest in the Company or any ERISA Affiliate.

(xii) Except as disclosed on Schedule 2.1(aa)(ii), no Employee Benefit Plan is a plan, agreement or arrangement providing for benefits, in the nature of severance benefits, and the Company does not have outstanding any liabilities with respect to any severance benefits available under any Employee Benefit Plan.

(bb) Employee Matters.

(i) The Company has provided to the Purchaser lists all current employees of the Company and their hourly rates of compensation or base salaries (as applicable), the date of last increase in such compensation or salaries, and all other compensation paid to such employees.  To the Knowledge of the Company, no employee of the Company has any plans to terminate employment with the Company.  The Company has complied with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security and other Taxes.

(ii) Except as set forth on Schedule 2.1(bb):  (A) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and, upon termination of the employment of any such employees, neither the Purchaser nor the Company will by reason of any event, fact or circumstance occurring or existing prior to the Closing be liable to any of such employees for severance pay or any other payments; (B) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Authority; (C) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against the Company; (D) the Company has not experienced any significant deterioration in its relationship with its employees; and (E) no labor union currently represents the employees of the Company and, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company.

(iii) Except for payment of the Purchase Price to the Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, under any Employee Benefit Plan or otherwise; (B) increase any compensation or benefits payable under any Employee Benefit Plan or otherwise; or (C) result in the acceleration of the time of payment or vesting of any such compensation benefits.  No Employee Benefit Plan or other arrangement provides benefits or payments contingent upon, triggered by or increased as a result of a change in the ownership or effective control of the Company.

(cc) Bank Accounts and Powers of Attorney. Schedule 2.1(cc) sets forth a true and complete list of (i) each bank, broker, or other financial institution in or with which the Company has a depository account, investment or brokerage account, checking account, trust account, escrow account or safe deposit box; (ii) all account numbers for such accounts; and (iii) the names of all Persons who are authorized signatories on such accounts or who otherwise have access thereto. Except as set forth on Schedule 2.1(cc), the Company has not granted any general or special powers of attorney to act on its behalf.

(dd) Brokerage Fees. The Company has not engaged or authorized any broker, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.

(ee) Inventory. The inventory of the Company (including that reflected on the Financial Statements) is in merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which it was intended, and has been reflected on the Financial Statements and carried on the books of account of the Company in accordance with GAAP applied on a consistent basis.  Without limiting the generality of the foregoing, such inventory does not include any obsolete or defective materials or any excess stock items, except as have been reserved against as reflected on the Financial Statements or the books of the Company.  The reserves created by the Company to cover returns have been calculated and carried on the books of account of the Company in accordance with GAAP applied on a consistent basis.

(ff) Restrictions on Business Activities. There is no agreement, judgment, injunction, order, or decree binding upon the Company or any Seller or, to the Knowledge of the Company, any employee of the Company, that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted or as currently expected to be conducted by the Company following the Closing.

(gg) Books and Records. All accounts, books, ledgers and official and other records prepared and kept by the Company are true, complete, and accurate in all material respects and have been kept in accordance with sound business practices.

(hh) Trade Relations. Schedule 2.1(hh) sets forth the top ten (10) customers and top ten (10) suppliers of the Company for the year ended December 31, 2007.  The Company has not received any written or oral notice from any material customers of the Company, or any material suppliers to the Company, that such customer or supplier intends to terminate, cancel or limit or adversely modify or change its business relationship with the Company.  To the Knowledge of the Company, no such termination, cancellation or limitations or any adverse modification or change will arise as a result of the execution, delivery, or performance of this Agreement or any Ancillary Documents to which the Company is a party.

(ii) Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(jj) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Ancillary Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Shares.

(kk) No Market Manipulation. The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Common Stock or affect the price at which the Common Stock may be issued or resold, provided, however, that this provision shall not prevent the Company from engaging in investor relations/public relations activities consistent with past practices.

(ll) No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(mm) DTC Status.   The Company’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email address of the Company transfer agent is set forth on Schedule 2.1(mm) hereto.

(nn) Disclosure. No representation or warranty made by the Company in this Agreement, nor any information contained in any Ancillary Document to be delivered by the Company or the Seller pursuant hereto, or any information relating to the Company provided or made available to the Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

2.2 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a) Authority.  The Seller has all necessary power or legal capacity and authority to enter into and deliver this Agreement and each of the Ancillary Documents to which the Seller is a party, to carry out the Seller’s obligations hereunder and under such Ancillary Document and to consummate the transactions contemplated hereby and by such Ancillary Documents.  All actions, authorizations, and consents required by Law for the execution, delivery, and performance by the Seller of this Agreement and each Ancillary Document to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained.

(b) Execution and Delivery. This Agreement has been, and each Ancillary Document to which it is a party will be at the Closing, duly authorized, executed, and delivered by the Seller and constitutes, or will constitute at the Closing, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of the Seller under, (i) any Laws to which the Seller or any of its assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which the Seller or any of its assets are subject, (iii) the certificate of formation or incorporation or the operating agreement or bylaws of the Seller (or their equivalent), or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Seller is a party or by which the Seller or any of its assets are bound.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by the Seller in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of the Seller’s obligations hereunder or thereunder.

(e) Organization, Standing, and Qualification. The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. The Seller has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(f) Ownership. The Seller owns, beneficially and of record, free and clear of any Liens, such number, class, and series of Shares as set forth on Schedule 2.2(f). At the Closing, upon delivery of and payment for such Shares as provided in this Agreement, all of the Shares owned by the Seller shall be transferred to the Purchaser, and the Purchaser shall have good and valid title to the Shares, free and clear of any Liens.  There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible or exchangeable securities, profits interests, conversion rights, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any nature whatsoever under which the Seller is or may become obligated to sell, assign, or transfer any shares of capital stock of the Company owned by the Seller.

(g) Brokerage Fees. The Seller has not engaged or authorized any broker, investment banker, or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission, or other remuneration in connection with the transactions contemplated by this Agreement.

2.3 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as follows:

 (a) Authority. The Purchaser has all necessary power and authority to enter into and deliver this Agreement and each of the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and by the Ancillary Documents.  All actions, authorizations, and consents required by Law for the execution, delivery, and performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been, or prior to the Closing will have been, properly taken or obtained.

(b) Execution and Delivery. This Agreement has been, and each Ancillary Document to which the Purchaser is a party will be at the Closing, duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery, and performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, or result in the creation of or right to create any Lien upon any of the assets of the Purchaser under, (i) any Laws to which the Purchaser or any of its assets are subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Purchaser or any of its assets are subject, (iii) the Certificate of Incorporation or Bylaws of the Purchaser, or (iv) any license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which the Purchaser is a party or by which any of its assets are bound, except where, in the case of clause (iv), such violation, conflict, breach, etc. would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required to be obtained by the Purchaser in connection with or as a result of the execution and delivery of this Agreement or any of the Ancillary Documents, or the performance of its obligations thereunder.

(e) Organization, Standing and Qualification. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada. The Purchaser has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(f) Brokerage Fees. The Purchaser has not engaged or authorized any broker, investment banker, or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission, or other remuneration in connection with the transactions contemplated by this Agreement.

ARTICLE III

CERTAIN COVENANTS

3.1 Conduct of Business Pending the Closing. The Company hereby covenants and agrees that, prior to the Closing, except as contemplated by this Agreement or as set forth in Schedule 3.1, it shall (and each of the Sellers hereby covenants and agrees to cause the Company to comply with the provisions of this Section 3.1):

(a) conduct its business in the usual, regular and ordinary course consistent with recent past practice and use its commercially reasonable efforts to take, or refrain from taking, as the case may be, any action which would cause the representations and warranties made in Section 2.1, including, without limitation, Section 2.1(o), to become untrue or inaccurate; and

(b) use its commercially reasonable efforts to maintain and preserve its business organization and relationships with its customers, vendors, suppliers and others having business dealings with it and retain the services of its officers and employees.

3.2 No Solicitation. The Company shall not, and the Seller shall not, directly or indirectly (through their respective Affiliates, employees, agents or representatives), initiate contact with, solicit, encourage, respond to or participate in any way in discussions or negotiations with, or provide any information or assistance to, or take any other action intended or designed to facilitate the efforts of (including without limitation, the execution of any letter of intent, term sheet or definitive agreement), any Person other than the Purchaser concerning any acquisition of equity interests in the Company or any significant portion of the assets of the Company (including by merger or other similar transaction). The Company or the Seller shall promptly notify the Purchaser if they are contacted or approached in respect of any such transaction, as well as the material terms of the proposed transaction and the identity of the contacting party.

3.3 Reasonable Efforts; Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to (a) obtain all consents or approvals required or desirable in connection with the transactions contemplated hereby, (b) effect promptly all necessary or appropriate registrations or filings with any Governmental Authorities, and (c) fulfill or cause the fulfillment of the conditions to Closing set forth in Article IV. The parties shall use their respective reasonable efforts to consummate the transactions contemplated by this Agreement on or before April 30, 2008, and agree to act in good faith with respect to the consummation of such transactions.  In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall take such further action without additional consideration.

3.4 Access and Information.

(a) Prior to the Closing, the Company shall afford to the Purchaser and its accountants, counsel, and other representatives full access upon reasonable prior notice and during normal business hours to all of the Company’s properties, books, accounts, records, contracts, and personnel and, during such period, the Company shall, and shall cause its accountants, counsel, and other representatives to, furnish promptly to the Purchaser and its representatives all information concerning the Company’s business, properties and personnel as the Purchaser or its representatives may reasonably request; provided, however, that such investigation shall be conducted in a manner so as to minimize any unreasonable disruptions to the operations of the business and, consistent with the confidential nature of the transaction, the Purchaser shall not contact any customers or employees of the Company without the prior consent of the Company.

(b) From time to time for a period of three (3) years after the Closing, the Purchaser shall afford, and shall cause the Company to afford, upon reasonable prior notice and during normal business hours of the Company, to the Seller and its accountants, counsel, and other representatives access to the books, records, and personnel of the Company with respect to matters relating to the operations of the Company prior to the Closing Date to the extent that they have a legitimate business purpose for the same (e.g., for Tax purposes or for purposes of defending claims) and provided that such access does not unreasonably interfere with the operations of the Company.

3.5 Notification of Certain Matters. The Company and Purchaser shall promptly notify each other in writing:

(a) if, subsequent to the date of this Agreement and prior to the Closing Date, either of them becomes aware of the occurrence of any event or the existence of any fact that would render any of the representations and warranties made by it (and, in case of the Company, made by the Seller) in Sections 2.1, 2.2 or 2.3, as the case may be, if made on or as of the date of such event or the Closing Date, inaccurate or untrue (other than with respect to representations and warranties made as of a specified date);

(b) of any breach by either of them of any of its (and, in case of the Company, the Seller’s) covenant or agreement contained in this Agreement;

(c) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

(d) of any notice or other commuznication from any Governmental Authority in connection with or relating to the transactions contemplated hereby; or

(e) if the Company or the Seller become aware of any material deterioration in the relationship with any customer, supplier, or employee of the Company.

3.6 Public Announcements. No party will issue or make or cause the publication of, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing, making, or causing the publication of any such press release or public announcement to the extent that such party is advised by its legal counsel that such action is required by Law, in which case the party making such determination will use reasonable efforts to allow the other parties reasonable time to review and comment on such release or announcement in advance.  For the purposes of this Section, the Company shall be entitled to give such prior written consent on behalf of the Seller.

3.7 Transfer Taxes. The Seller shall pay all transfer taxes, if any, payable in connection with the consummations of the transactions contemplated by this Agreement.

3.8 Further Assurances; Cooperation. Each party hereto will, before, at, and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.  Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company or the Purchaser, and without further consideration, the Seller (a) will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Company or the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Shares, and (b) will execute such documents, take such action, and provide such assistance (and shall cause its agents and representatives to provide such assistance) as the Company or the Purchaser may reasonably deem necessary or desirable in order to prepare and file any future SEC Documents that the Company seeks to file with the SEC under the Securities Act or the Exchange Act.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived on behalf of the Seller in writing by the Company):

(a) the Purchaser shall have performed and complied with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing;

(b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c) there shall be no order, decree, or ruling by any Governmental Authority nor any action, suit, claim or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or by any Ancillary Document, or which otherwise questions the validity or legality of any such transactions;

(d) there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or, render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e) each of the documents to be delivered by the Purchaser pursuant to Section 5.3 shall have been so delivered by the Purchaser at the Closing.

4.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Purchaser):

(a) the Seller and the Company shall have performed or complied with all obligations and agreements required to be performed or complied with by any of them hereunder on or prior to the Closing (including, without limitation, those specified in Section 5.2);

(b) the representations and warranties of the Seller and the Company contained in this Agreement shall be true and correct as of the Closing Date as if made as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

(c) there shall be no order, decree, or ruling by any Governmental Authority nor any action, suit, claim, or proceeding by or before any Governmental Authority shall be pending, which seeks to restrain, prevent, or materially delay or restructure the transactions contemplated hereby or any Ancillary Document, or which otherwise questions the validity or legality of any such transactions;

(d) there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement or the Ancillary Documents;

(e) the Company and the Seller shall have obtained on terms and conditions satisfactory to the Purchaser all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or any Ancillary Document, or (ii) in order to prevent a breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transactions contemplated hereby;

(f) the Company and the Seller shall have delivered evidence satisfactory to the Purchaser that all Liabilities of the Company have been satisfied, compromised, or otherwise extinguished as of the Closing; and

(g) each of the documents to be delivered by Sellers or the Company pursuant to Section 5.2 shall have been so delivered by Sellers or the Company at the Closing.

ARTICLE V

CLOSING

5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Indeglia & Carney, 1900 Main Street, Suite 125, Irvine, California 92614, as soon as practicable but in no event later than 10:00 a.m., Pacific time, on the third (3rd) Business Day after the date on which each of the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties may mutually agree.  The date on which the closing actually occurs is referred to herein as the “Closing Date”.

5.2 Deliveries by the Seller and the Company. Subject to the terms and conditions hereof, the Seller and the Company shall deliver the following to the Purchaser at or before the Closing:

(a) certificates, duly endorsed for transfer or accompanied by a duly executed blank stock power, in either case with medallion signature guarantees, and with evidence of payment of any applicable stamp or transfer taxes, representing all of the Shares;

(b) certified resolutions of the Seller’s board of directors authorizing the transactions contemplated by this Agreement and the endorsement and negotiation of the certificates representing all of the Shares;

(c) the corporate minute book of the Company, including the articles of incorporation, as amended, the bylaws, as amended, all minutes of the stockholders, board of directors, and committees thereof, and the corporate seal;

(d) all stock ledgers for all series of preferred stock of the Company;

(e) a certified list of common stockholders from the Company’s transfer agent, dated as of the date of Closing;

(f) all accounting books and records for the Company commencing January 1, 2001 through the present;

(g) all SEC EDGAR codes for the Company;

(h) resolutions of the board of directors appointing Frank Marshik as a director of the Company, effective as of the Closing;

(i) resignations of all officers and directors of the Company, effective [as of the Closing];

(j) a letter of instruction to the Company’s transfer agent signed by Steven Bonenberger on behalf of the Company advising the transfer agent of the change of officers and directors contemplated by this Agreement;

(k) a letter to the Company’s current certifying accountants signed by Steven Bonenberger on behalf of the Company advising the certifying accountants of the change of officers and directors contemplated by this Agreement;

(l) evidence satisfactory to the Purchaser that all Liabilities of the Company have been satisfied, compromised, or otherwise extinguished as of the Closing;

(m) evidence that the Company and/or the Seller have obtained on terms and conditions reasonably satisfactory to the Purchaser all consents and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or (ii) in order to prevent a material breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transaction contemplated hereby; and

(n) certificates of the Company and the Seller, in form and substance reasonably satisfactory to the Purchaser, dated the Closing Date, certifying compliance with the conditions set forth in Sections 4.2(a) and 4.2(b).

5.3 Actions or Deliveries by the Purchaser. Subject to the terms and conditions hereof, the Purchaser shall deliver the following to the Seller at or before the Closing:

(a) the Purchase Price in accordance with Section 1.3; and

(b) a certificate of the Purchaser, in form and substance reasonably satisfactory to the Seller, dated the Closing Date and signed by the President of the Purchaser evidencing compliance with the conditions set forth in Sections 4.1(a) and 4.1(b).

5.4 Other Documents. The parties agree to execute and deliver on or before the Closing all other documents that are reasonably necessary or desirable in order to consummate the transactions contemplated hereby and to carry out the intent of this Agreement.

5.5 Expenses. Except as otherwise specifically provided herein, the Seller and the Company, on one hand, and the Purchaser, on the other hand, shall pay their own expenses, including, but not limited to, attorneys’, accountants’, financial advisors’ and brokers’ or finders’ fees, incurred in connection with the transactions contemplated hereby (“Expenses”). It is the express intention of the parties that the Seller shall personally be responsible for all Expenses incurred by the Company, its Affiliates, or their respective agents in connection with the transactions contemplated hereby.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller if the Closing shall not have been consummated on or before April 30, 2008 (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement), which date may be extended by written agreement of the Purchaser and the Seller; or

(c) by either the Purchaser or the Seller, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated hereby shall have been issued and shall have become final and non-appealable.

6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VI, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, stockholders or agents, except that any such termination shall be without prejudice to the rights of any party hereto arising out of any breach by any other party of this Agreement.

ARTICLE VII

INDEMNIFICATION

 7.1 Survival; Indemnity. The representations, warranties, covenants, and agreements of the parties contained in this Agreement, and the indemnification rights set forth in this Article VII, shall survive the Closing. Notwithstanding the foregoing, the representations and warranties of the parties shall only so survive until the third anniversary of the Closing Date; provided, however, that the representations and warranties contained in (A) Section 2.1(a), (b), (e) (but only with respect to due organization) or (f) shall survive in perpetuity, and (B) Section 2.1(w), (z), or (aa) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (the period from the Closing Date to such applicable date is hereinafter referred to as the “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Article after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant, or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant, or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant, or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.

7.2 General Indemnification by the Seller and the Company. The Seller and the Company, jointly and severally, agree to indemnify the Purchaser and its officers, directors, shareholders, employees, Affiliates, attorneys, accountants and agents (the “Purchaser Parties”), and hold them harmless from and against any and all damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Purchaser Damages”) incurred or suffered by the Purchaser Parties as a result of any breach or inaccuracy of any representation, warranty, covenant, or agreement of the Seller or the Company contained in this Agreement, or any certificate delivered by the Seller or the Company pursuant to this Agreement.

7.3 Indemnification by Purchaser. The Purchaser agrees to indemnify the Seller from and after the Closing and to hold the Seller and its officers, directors, stockholders, employees, Affiliates, attorneys, accountants and agents (the “Seller Parties”) harmless from and against any and all damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys ‘ fees and expenses in connection with any action, suit or proceeding) (collectively, “Seller Damages”) incurred or suffered by the Seller Parties arising out of any breach of any representation, warranty, covenant or agreement of the Purchaser.

7.4 Indemnification Procedures

 (a) Notification of Claims. Upon any party (the “Indemnified Party”) becoming aware of a fact, condition, or event that constitutes a basis for a claim for Purchaser Damages or Seller Damages, as the case may be, in respect thereof against the other party (the “Indemnifying Party”) under Section 7.2 or 7.3, if such a claim is to be made, the Indemnified Party will with reasonable promptness and specificity notify the Indemnifying Party or Parties in writing of such fact, condition or event.  The failure to notify the Indemnifying Party or Parties under this Section 7.4 shall not relieve any Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent that such failure to notify shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Indemnifying Party or Parties in connection with the administration or defense of such third-party claim.

(b) Third-Party Claims.

(i) Upon receipt by the Indemnifying Party or Parties of any notice of claim for indemnification hereunder arising from a third-party claim, the Indemnifying Party or Parties shall assume the administration and defense of such third-party claim with counsel that is reasonably satisfactory to the Indemnified Party and shall proceed with the administration and defense of such third-party claim diligently and in good faith; provided, however, that any Indemnifying Party shall be entitled to assume the administration and defense of such third-party claim only if it agrees in writing with the Indemnified Party that it is obligated to indemnify the Indemnified Party pursuant to this Article with respect to such third-party claim; and provided, further that no Indemnifying Party shall be entitled to assume the administration and defense of any third-party claim that (A) seeks an injunction or other equitable relief that might materially and adversely affect any Indemnified Party, or (B) involves any criminal action or any claim that could reasonably be expected to result in a criminal action against any Indemnified Party.  Each parties’ counsel in connection with this transaction shall be deemed to be reasonably satisfactory to the other party for purposes of this Section 7.4(b)(i). The Indemnified Party shall be fully consulted by the Indemnifying Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim.  Any party hereto receiving notice of any proposed settlement of any such third-party claim shall promptly provide a copy of such notice to the other parties hereto.  The Indemnifying Party or Parties shall not have the right to settle or compromise any third-party claim for which indemnification is being sought hereunder without the consent of the Indemnified Party unless as a result of such settlement or compromise the Indemnified Party is fully discharged and released from any and all liability with respect to such third-party claim. The Indemnified Party shall make available to the Indemnifying Party or Parties and its counsel all books, records, documents and other information relating to any third-party claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such third-party claim.

(ii) Notwithstanding any other provision of this Agreement, if the Indemnified Party is not entitled to defend a third-party claim under Section 7.4(b)(i), the Indemnified Party shall have the absolute right, at its election (to be exercised in its sole discretion by written notice to the Indemnifying Party or Parties) to assume from the Indemnifying Party or Parties the administration and defense of any such third-party claim against the Indemnified Party with counsel that is reasonably satisfactory to the Indemnifying Party. In such event, the Indemnified Party shall proceed with the administration and defense of such third-party claim(s) diligently and in good faith, and the Indemnifying Party shall be fully consulted by the Indemnified Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim. The Indemnifying Party or Parties shall be responsible for the costs and expenses of the administration and defense of such claim(s) incurred prior to the Indemnified Party or Parties’ assumption of the administration and defense of such claim(s) and shall not be responsible for costs and expenses incurred after such assumption, and the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim(s) at the sole cost and expense of the Indemnifying Party.

ARTICLE VIII

DEFINITIONS

8.1 Certain Definitions. For purposes of this Agreement, the following terms and phrases shall have the following meanings:

 “Affiliate” shall have the meaning ascribed to it in Rule 405 promulgated under the Securities Act.

 “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the State of New York are authorized by law, regulation or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

 “Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or unwritten) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any ERISA Affiliate, which are now, or were within the past six years, maintained by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or could have any obligation or liability, whether actual or contingent (and including, without limitation, any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

 “Environmental Law” shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. § 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., as amended, the New York Navigation Law, as amended, and the Occupational Safety and Health Act, 29 U.S.C. § 6901 et seq., as amended.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any Governmental Authority or any other Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

 “ERISA Affiliate” shall mean any entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c) or (m) of the Code.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States.

 “Governmental Authority” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

 “Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos-containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under any Environmental Law.

“Knowledge of the Company” shall mean the actual knowledge of Steven Bonenberger and Brent Fouch, upon due inquiry.

“Laws” shall mean all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgements, decrees, awards or restrictions of any governmental entity.

“Liabilities” shall mean any liability or obligation, including without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Liens” shall mean any security interest, mortgage, lien, charge, claims, option and encumbrance.

“Material Adverse Effect” used in connection with a party shall mean any event, change or effect that is or is reasonably likely to become materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, if any, on a consolidated basis.

 “Pension Plan” shall mean any qualified or non-qualified Employee Pension Benefit Plan (including, any Multiemployer Plan), as such term is defined in Section 3(2) of ERISA.

 “Person” shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental entity of any kind.

 “Pre-Closing Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by the Company pursuant to the Securities Laws.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

 “Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company or other entity which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, the general managers or other persons performing similar functions, are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

 “Welfare Plan” shall mean any Employee Welfare Benefit Plan, as such term is defined in Section 3(1) of ERISA.

8.2 Other Defined Terms. Each of the following terms have the meaning assigned to it in the Section indicated:

Term	Section
Agreement	First Paragraph
Ancillary Documents	2.1(a)
Balance Sheet Date	2.1(n)
CERCLA	2.1(r)
Closing	5.1
Closing Date	5.1
Company	First Paragraph
Evaluation Date	2.1(l)
Expenses	5.5
Financial Statements	2.1(j)
Indemnified Party	7.4(a)
Indemnified Plans	7.2(b)
Indemnifying Party	7.4(a)
IRS	2.1(v)
Material Agreements	2.1(o)
Organizational Documents	2.1(e)
PBGC	2.1(v)
Proprietary Rights	2.1(n)
Purchase Price	1.2
Purchaser	First Paragraph
Purchaser Damages	7.2
Purchaser Parties	7.2
Real Property	2.1(n)
Receivables	2.1(l)
Related Party	2.1(s)
Seller	First Paragraph
Seller Damages	7.3
Seller Parties	7.3
Shares	Recitals
Survival Period	7.1
Tax Returns	2.1(u)

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, as follows:

(a) If to the Purchaser, to:

Terminus, Inc.
c/o Indeglia & Carney
1900 Main Street, Suite 125
Irvine, CA 92614
Telecopy: (949) 851-5940

(b) If to the Company or the Seller, to:

Before the Closing:

The Blackhawk Fund
120 Birmingham Drive, Suite 120-C
Cardiff, CA 92007
Telecopy:____________________

After the Closing:

Palomar Enterprises, Inc.
120 Birmingham Drive, Suite 120-C
Cardiff, CA 92007
Telecopy:____________________

or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith.  Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

9.2 Amendments and Waivers. This Agreement may not be amended, modified, or supplemented except by written agreement of the parties hereto.  No waiver by any party of any non-compliance, default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent non-compliance, default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.3 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. References to any “Article,” “Section,” “Exhibit,” or “Schedule” shall refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement.  In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one, but the broadest one, of such materiality qualification applied to it.  Any due diligence review, audit, or other investigation or inquiry undertaken or performed by or on behalf of a party shall not limit, qualify, modify or amend the representations, warranties, or covenants of, or indemnities made by any other party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating party and consummation of the transactions contemplated herein by a party shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty, or covenant or of any other party’s rights and remedies with regard thereto.

9.4 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legatees, distributes, and assigns.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature.

 9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.7 Governing Law; Venue; Jurisdiction. The laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto. This Agreement shall be enforceable in any court of competent jurisdiction.  In furtherance of and not in limitation of the foregoing, the parties hereto (i) agree and consent to the personal jurisdiction and venue of the state and Federal courts sitting in Orange County, California in any action or proceeding arising out of or connected in any way with this Agreement, (ii) irrevocably waive, to the fullest extent permitted by law, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iii) agree that service of process in any such action or proceeding will be sufficient if sent by certified mail, return receipt requested, to applicable address set forth above, and that such service shall constitute “personal service,” and further agree to the invocation of said jurisdiction by service of process in any other manner authorized by law.

9.8 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law.

9.9 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein and which form a part hereof) and the Ancillary Documents constitute the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof except for a confidentiality agreement by and among the parties hereto, if any.

9.10 Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated herein and made a part hereof for all purposes.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the parties hereto on the date first above written.

PURCHASER:

TERMINUS, INC.

By: __________________________
Name: Frank Marshik
Title: President

COMPANY:

THE BLACKHAWK FUND

By:___________________________
Name: Steven Bonenberger
Title: President

SELLER:

PALOMAR ENTERPRISES, INC.

By:___________________________
Steven Bonenberger
Title: President